Exhibit 99.2

Nashville Hotel Group, LLC
Courtyard Nashville Downtown

Financial Report
For the Three Months Ended March 31, 2015 and 2014 (Unaudited)

Contents

Financial Statements

Balance Sheet (Unaudited)	2

Statement of Operations (Unaudited)	3

Statements of Changes in Members' Equity (Deficit) (Unaudited)	4

Statements of Cash Flows (Unaudited)	5

Notes to Financial Statements (Unaudited)	6-9

Nashville Hotel Group, LLC

Balance Sheet (Unaudited)
March 31, 2015

Assets
Investment in hotel property, net	$15,139,912
Cash and cash equivalents	2,368,641
Restricted cash	763,285
Accounts receivable	153,861
Deferred financing costs, net	59,965
Prepaid expenses and other assets	127,098

$18,612,762

Liabilities and Members' Equity
Liabilities
Mortgage payable	$15,660,000
Accounts payable and accrued expenses	294,645
Due to affiliates	102,412
Advance deposits	30,681
Accrued property taxes	84,929
Accrued franchise and excise tax	104,366
Deferred rent liability	724,832
17,001,865

Members' Equity	1,610,897

$18,612,762

See Notes to Financial Statements (Unaudited).

Nashville Hotel Group, LLC

Statements of Operations (Unaudited)
Three Months Ended March 31, 2015 and 2014
	2015	2014
Revenue:
Rooms	$2,362,781	$2,707,592
Food and beverage	213,808	211,389
Other hotel income	60,503	80,684
	2,637,092	2,999,665

Expenses:
Rooms	382,567	392,286
Food and beverage	160,369	145,200
Other hotel expense	4,555	7,413
Administrative and general	203,064	196,066
Sales and marketing	180,010	161,868
Property taxes and other	88,496	84,450
Rent expense	92,063	91,341
Insurance	10,285	12,498
Utilities	98,264	98,589
Repairs and maintenance	80,911	67,572
Management fees	330,723	454,378
Depreciation	226,909	229,755
	1,858,216	1,941,416

Income from operations	778,876	1,058,249

Other (income) expenses:
Interest income	(67)	(65)
State franchise and excise tax	82,804	82,804
Interest expense	218,961	224,170
Interest expense - amortization of deferred financing costs	4,997	4,997
	306,695	311,906

Net income	$472,181	$746,343

See Notes to Financial Statements (Unaudited).

Nashville Hotel Group, LLC

Statements of Changes in Members' Equity (Deficit) (Unaudited)
Three Months Ended March 31, 2015 and 2014

Balance, January 1, 2014	$(392,044)

Net income	746,343

Balance, March 31, 2014	$354,299

Balance, January 1, 2015	$1,138,716

Net income	472,181

Balance, March 31, 2015	$1,610,897

See Notes to Financial Statements (Unaudited).

Nashville Hotel Group, LLC

Statements of Cash Flows (Unaudited)
Three Months Ended March 31, 2015 and 2014
	2015	2014
Cash Flows from Operating Activities
Net income	$472,181	$746,343
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	226,909	229,755
Amortization of deferred financing costs	4,997	4,997
Deferred rent liability	(2,507)	(2,507)
Changes in:
Accounts receivable	157,904	(96,584)
Prepaid expenses	(428)	820
Due to/from affiliates	364,950	(295,659)
Accounts payable and accrued expenses	16,905	68,579
Accrued property taxes	(254,885)	(254,885)
Accrued excise and franchise taxes	82,804	29,804
Advance deposits	(30,720)	46,665
Net cash provided by operating activities	1,038,110	477,328

Cash Flows from Investing Activities
Additions to hotel operating property	(1,251,445)	(93,459)
Restricted cash	661,872	137,793
Net cash (used in) provided by investing activities	(589,573)	44,334

Cash Flows from Financing Activities
Payments of mortgage note payable	(96,359)	(91,150)
Net cash used in financing activities	(96,359)	(91,150)

Increase in cash and cash equivalents	352,178	430,512

Cash and cash equivalents:
Beginning of period	2,016,463	788,873

End of period	$2,368,641	$1,219,385

Supplemental Disclosure of Cash Flow Information
Interest paid	$219,411	$224,593

See Notes to Financial Statements (Unaudited).

Nashville Hotel Group, LLC

Notes to Financial Statements (Unaudited)

Note 1.	Nature of Business and Significant Accounting Policies
Nashville Hotel Group, LLC (the Company), a South Carolina limited liability company, was formed on April 26, 1996, for the purpose of acquiring, developing and operating the Courtyard Nashville Downtown (the Hotel), a 192 room select-service hotel located in the Printers Alley Historic District of Nashville, Tennessee. Pursuant to the terms of the Limited Liability Company Agreement and all amendments (the Agreement), the Company will terminate on December 31, 2071, or an earlier date as provided for in the Agreement.

At March 31, 2015, the Company’s members include Schaedale Worthington Hyde Properties, L.P. with a 99 percent membership interest (the Managing Member) and Marriott Hotel Services, Inc. with a 1 percent membership interest (collectively the Members). All profits, losses, distributions and contributions are allocated in accordance with the Members’ Percentage Interests in accordance with the Agreement.

On May 1, 2015, the Hotel was sold to an unaffiliated third party (Note 8).

Note 2.	Summary of Significant Accounting Policies
Basis of presentation: The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (GAAP).

In the opinion of management, the unaudited financial information for the interim periods presented in this interim financial report reflect all normal and recurring adjustments necessary for a fair statement of financial position, results of operations and cash flows. The interim financial statements should be read in conjunction with the audited financial statements and accompanying notes of the Company for the years ended December 31, 2014 and 2013 (collectively the audited financial statements), as certain disclosures that would substantially duplicate those contained in the audited consolidated financial statements have not been included in this interim financial report. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

Use of estimates: The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents: All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.  The Company maintained cash balances in financial institutions that, from time to time, exceeded the Federal Deposit Insurance Corporation (FDIC) insured limit. The Company believes the Hotel is not exposed to any significant credit risk related to cash.

Restricted cash: Restricted cash consists of cash held in escrow reserves to be utilized for the payment of future capital improvements as well as funding tax and insurance escrows.

Accounts receivable: Accounts receivable are comprised of (a) amounts billed but uncollected for room rental, food and beverage sales and other hotel income and (b) amounts earned but unbilled for the aforementioned services until guests check out of the Hotel. Receivables are recorded at the Company’s respective estimate of the amounts that will ultimately be collected. On a periodic basis, accounts receivable balances are evaluated and an allowance for doubtful accounts is established, when deemed necessary, based on its history of past write offs, collections and current credit conditions.  At March 31, 2015, there was no allowance for doubtful accounts.

Nashville Hotel Group, LLC

Notes to Financial Statements (Unaudited)

Note 2.    Summary of Significant Accounting Policies (Continued)

Investment in hotel property and depreciation: Investment in hotel property including land, building and improvements, furniture, fixtures, and equipment are stated at cost.  Replacements and improvements are capitalized and recorded at cost, while repairs and maintenance are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 40 years for the building, 10 years for building improvements,10 years for land improvements, and 3 to 10 years for furniture, fixtures, and equipment.

Impairment of long-lived assets: The Company reviews long-lived assets and certain identifiable intangibles with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated future cash flows expected to be generated by the asset.  If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment of the carrying value of long-lived assets was recognized for three months ended March 31, 2015 and 2014.

Deferred financing costs: Deferred finance fees are bank fees and other costs incurred in obtaining financing that are amortized over the term of the respective loan agreement using a method which approximates the effective interest method.

Advance deposits: Advances received for rooms, group reservations, banquets, food and beverage, and other property operations in advance of providing the related services are deferred. Related revenue is recognized when occupancy or the service is performed, or when an advance deposit is forfeited.

Revenue recognition: Hotel revenues are recognized when the services are provided and items are sold. Revenues consist of individual and group room sales, food and beverage sales and other hotel revenues such as telephone and rental income.

Sales and marketing costs: All sales and marketing costs, including production cost of print, radio, television, and other advertisements are expensed, as incurred.

Presentation of sales tax: Sales tax is collected from all nonexempt customers and the Company remits the entire amount to the respective state tax jurisdiction upon collection from the customer.  The accounting policy is to exclude the tax collected and remitted to the state from revenue and expense.

Income taxes: The Company has elected to be taxed as a limited liability company treated as a partnership and as such does not pay federal income taxes on its taxable income. Instead, the Members are liable for federal income taxes that result from the taxable income generated from its investments. The State of Tennessee subjects certain limited liability companies to a franchise and excise (income) tax at the entity level. The Company is subject to this tax, which amounted to $82,804 for both the three months ended March 31, 2015 and 2014.

The Company evaluates tax positions taken or expected to be taken in the course of preparing its tax returns to determine whether the tax positions are more-likely-than-not of being sustained when challenged or when examined by the applicable taxing authority.  For the three months ended March 31 2015 and 2014, the Company has determined that there are no material uncertain income tax positions.

With a few exceptions, the Company is no longer subject to income tax examinations by taxing authorities for years before 2011.

Nashville Hotel Group, LLC

Notes to Financial Statements (Unaudited)

Note 3.	Investment in Hotel Property
At March 31, 2015, investment in hotel property consists of the following:

Land	$1,807,949
Buildings and improvements	21,817,808
Furniture, fixture and equipment	4,110,653
Construction in progress	1,457,896
29,194,306
Less accumulated depreciation	(14,054,394)
Investment in hotel property, net	$15,139,912

Note 4.	Mortgage Note Payable
On April 28, 2011, the Company entered into an amended and restated mortgage loan agreement with an aggregate principal balance of $17,000,000. The loan requires monthly payments of interest and principal of $105,107 and a balloon payment of any remaining unpaid principal and accrued interest at the maturity date of May 1, 2018. The note bears interest at 5.57 percent and was collateralized by a mortgage on the Hotel. The Company may only prepay the mortgage for any month in entirety after the 49th month following the loan funding pursuant to the terms of the mortgage loan agreement. At March 31, 2015, the balance on the mortgage note payable was $15,660,000.

The future minimum payments of the mortgage note payable are as follows:

2015 (9 months)	$297,240
2016	416,091
2017	439,868
2018	14,506,801
$15,660,000

In connection with the sale of the property to an unrelated third party (Note 8), the outstanding balance of the mortgage loan had been repaid in its entirety.

Note 5.	Related Party Transactions
The Company entered into an agreement with Marriott International Inc. (Marriott), an affiliate of one of the Members, to perform property management (the Marriott Agreement) and other services for the Hotel. Commencing with the acquisition of the Hotel, the initial term of the Marriott Agreement is through 2028 with one automatic renewal for 10 additional years. Pursuant to the terms of the Marriott Agreement, a base annual management fee of 7 percent of gross operating revenues of the Hotel, as defined in the Marriott Agreement and an incentive fee as calculated per the terms of the Marriott Agreement are required. For the three months ended March 31, 2015 and 2014, the Company incurred $184,596 and $209,977, respectively, of base management fees. For the three months ended March 31, 2015 and 2014, the Company incurred $146,127 and $244,401, respectively, of incentive management fees.

Nashville Hotel Group, LLC

Notes to Financial Statements (Unaudited)

Note 6.	Commitments and Contingencies
The Company has two noncancelable leases for the parking facility attached to the Hotel through 2028. Under these provisions, future minimum lease commitments are as follows as of March 31, 2015:

Year Ending December 31,

2015 (9 months)	$279,000
2016	372,000
2017	372,000
2018	390,000
2019	408,000
Thereafter	3,718,000
$5,539,000

Both leases provide for annual rent that increases on every 5th anniversary based on the increase in the Consumer Price Index (CPI) for the immediately preceding 5 years. For financial statement purposes, rent expense is being recorded on a straight-line basis over both lease terms. Accordingly, at March 31, 2015, a deferred rent liability of $724,832 is included in the accompanying balance sheet and results from the excess of straight-line rent over the amounts payable pursuant to the leases. Rent expense under these leases, including escalations as described above, amounted to approximately $90,000 both for the three months ended March 31, 2015 and 2014 and are included within rent expense within the accompanying statements of operations.

Note 7.	Litigation
The Company may be involved from time to time in litigation arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

Note 8.	Subsequent Event
On February 13, 2015, the Company entered into an agreement to sell the Hotel to an unrelated third party for a purchase price of $57,900,000. The sale of the Hotel was completed on May 1, 2015. In connection with the sale, the acquirer paid off any existing amounts due under the mortgage note payable. Marriott was retained to manage and operate the Hotel.

Subsequent events were evaluated for potential recognition and/or disclosures in the financial statements through July 16, 2015, the date the financial statements were available to be issued.